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                                                             EXHIBIT (a)(5)(vii)


                             For Immediate Release:

           RENT-A-CENTER, INC. PURCHASES 11% SENIOR SUBORDINATED NOTES
               PURSUANT TO EARLY TENDER PROVISIONS OF TENDER OFFER

          CLOSES OFFERING OF 7 1/2% SENIOR SUBORDINATED NOTES DUE 2010

                           ---------------------------


PLANO, TEXAS, MAY 6, 2003 - Rent-A-Center, Inc. (the "Company") (Nasdaq/NNM:
RCII), through its wholly-owned subsidiary Rent-A-Center East, Inc., today announced that $182,545,000 in aggregate principal amount of its outstanding 11% Senior Subordinated Notes due 2008, Series D (CUSIP No. 76009N AC 4) (the "11% Notes") were tendered pursuant to the early tender provisions of its tender offer for any and all of its outstanding $272.25 million in aggregate principal amount of 11% Notes.

         The settlement date for the early tender of the 11% Notes is today, May 6, 2003. Holders of 11% Notes who tendered their 11% Notes on or prior to 5:00 p.m., New York City time, on April 30, 2003 (the "Early Tender Date"), received the Total Consideration of 107.5% of the principal amount of the 11% Notes validly tendered, plus accrued and unpaid interest up to, but not including, May 6, 2003. Holders who tender their 11% Notes after 5:00 p.m., New York City time, on the Early Tender Date but prior to 12:00 midnight on the Expiration Date (as defined below), will receive 105.5% of the principal amount of the 11% Notes validly tendered, plus accrued and unpaid interest up to, but not including, the payment date. The tender offer is scheduled to expire at 12:00 midnight, New York City time on May 20, 2003, unless extended or earlier terminated (the "Expiration Date").

         The Company currently intends to optionally redeem on August 15, 2003, in accordance with the terms of the indenture governing the 11% Notes, all 11% Notes that remain outstanding at that time, at the applicable redemption price of 105.5% of the principal amount thereof, plus accrued and unpaid interest to that date. This statement of intent shall not constitute a notice of redemption under the indenture. Such notice, if made, will only be made in accordance with the applicable provision of the indenture.

         The Company also announced the closing of its offering of $300 million in aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2010 issued pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Company will use a portion of the net proceeds from such offering to finance the tender offer. The 7 1/2% Senior Subordinated Notes due 2010 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

         The Company has retained Lehman Brothers Inc. to serve as the Dealer Manager for the tender offer and D.F. King & Co., Inc. to serve as the Information Agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-3416 (toll-free)



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or (212) 269-5550. Questions regarding the tender offer may be directed to
Lehman Brothers Inc. at (800) 438-3242 (toll-free) or (212) 528-7581, Attention:
Darrell Chiang.

         Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,551 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly-owned subsidiary of the Company, is a national franchisor of 321 rent-to-own stores, 309 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: factors that may restrict the Company's ability to redeem any outstanding notes on August 15, 2003, including the Company's financial situation at that time; and the other risks detailed from time to time in Rent-A-Center, Inc.'s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


CONTACTS FOR RENT-A-CENTER, INC.:

David E. Carpenter                          Robert D. Davis
Director of Investor Relations              Chief Financial Officer
(972) 801-1214                              (972) 801-1204
dcarpenter@racenter.com                     rdavis@racenter.com